CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MICROELECTRONIC PACKAGING, INC.
a California corporation

		Andrew Wrobel and Denis Trafecanty certify that:

		1. They are the President and the Secretary, respectively, of MICROELECTRONIC PACKAGING, INC., a California corporation.

		2. Article I of the Amended and Restated Articles of Incorporation of this corporation is amended to read as follows:

			The name of the corporation (herein called the "Corporation") is MELTRONIX, INC.

		3. The foregoing amendment of Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

		4. The foregoing amendment of Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and Section 903 of the California Corporations Code. The total number of outstanding shares of this corporation's Common Stock is Ten Million Eight Hundred Fifty Six Thousand Eight Hundred Ninety (10,856,890). There are no outstanding shares of this corporation's Preferred Stock. The number of shares of this corporation's Common Stock voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

		The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Date: October 14, 1999



___________________________		_________________________
Andrew Wrobel, President		Denis Trafecanty, Secretary